Exhibit 10.3

GE Vernova
Annual Incentive Plan
(As amended and restated effective as of October 1, 2025)
I.    Purpose
The purpose of the GE Vernova Annual Incentive Plan (the “Plan”) is to provide to certain employees of the Company annual incentive compensation based upon the achievement of financial, business and other performance goals.
Effective as of the spin-off of GE Vernova Inc. (“GE Vernova”) as an independent public company (the “Vernova Spin-Off”), the GE Energy Annual Executive Incentive Plan was renamed and split into two plans: (i) the GE Vernova Annual Executive Incentive Plan (this “Plan”), maintained by GE Vernova, governing annual bonuses to be made for fiscal year 2024 and beyond and (ii) the GE Vernova Annual Executive Incentive Plan for Deferred Compensation Accounts (including its appendix) (the “Deferral Plan”), maintained by Ropcor, Inc. governing deferred awards for (a) active employees of the Company and Ropcor, Inc. (or its successor) and its Affiliates that comprise General Electric Company’s energy business (“GE Energy”) and (b) most former employees of General Electric Company’s energy business, in each case, as determined by General Electric Company in its sole discretion and identified on a list maintained in the records of General Electric Company.
At the time of the Vernova Spin-Off, this Plan became effective and active eligible employees of the Company shall participate in this Plan to receive annual incentive payments.
Effective October 1, 2025, the Plan is hereby restated and renamed the GE Vernova Annual Incentive Plan.
II.    Eligibility
The Compensation Committee has the sole discretion to determine who is eligible to participate in the Plan. It is expected, however, that the following principles shall normally apply.
Eligibility shall generally be limited to employees who (i) are assigned to a job band at the Executive Band level (or equivalent as determined by the Chief People Officer (“CPO”) in his or her sole discretion) or above in a participating country, (ii) are compensated through the Company’s payroll and (iii) receive written notification of their eligibility from the Company. To be eligible for an award in any particular Plan Year, such employee must actively perform services for the Company during the entire Plan

Year and through the date in the following year that awards are paid under the Plan (the “Active Employment Requirement”).
The Chief Executive Officer (“CEO”) or CPO (or a delegee thereof) in his or her sole discretion or the Compensation Committee in its sole discretion may waive the Active Employment Requirement in any case he, she, or it deems appropriate, so long as the employee actively performed services for the Company for a minimum of three consecutive months during the Plan Year. To successfully attract external candidates, exceptions to the three-month requirement may be granted to newly hired employees.
Any awards made in connection with a waiver of the Active Employment Requirement shall be prorated or otherwise paid as determined by the Compensation Committee in its sole discretion. To successfully attract external candidates, exceptions to the proration requirement may also be granted to newly hired employees.
An otherwise eligible employee who participates in another Company-sponsored bonus or incentive plan (for the entire Plan Year) is ineligible to receive an award under this Plan.
Receipt of an award for one Plan Year does not create a right to an award for any other Plan Year. All awards (including the amounts thereof) are made at the sole discretion of the Company, regardless of the individual’s, business’s or Company’s performance.
III.    Awards
The Compensation Committee shall determine each eligible employee’s award under the Plan as follows:
Individual Target
Prior to or at the beginning of each Plan Year, each eligible employee’s target award amount (the “Individual Target”) is determined by the Compensation Committee in its sole discretion. The Individual Target is based on the eligible employee’s job band and is equal to a percentage of the eligible employee’s base salary for the Plan Year as determined by the CEO or CPO (or a delegee thereof) in his or her sole discretion. Any Individual Target may be changed by the Company from time to time in its sole discretion. Being assigned an Individual Target does not guarantee that a bonus of any amount will be awarded.
Business Performance Target
At the beginning of each Plan Year, the financial, operating and strategic goals for each business are determined by the Compensation Committee. Based on these performance goals, a threshold, target and maximum level of performance for each business is established by the Compensation Committee, along with a related payout percentage. The Compensation Committee then determines the weighting of these goals and payout percentages to set the “Business Performance Target” for each business.
Business Performance Factor
After the end of the Plan Year, the Compensation Committee will assess each business’s quantitative performance against its Business Performance Target and qualitative performance in risk management, compliance and other areas. In assessing overall business performance, the Compensation Committee may (in its discretion) take into account the impact of external market conditions, corporate transaction activity and other considerations. This assessment is used by the Compensation Committee to determine an overall percentage by which the Individual Target of each eligible employee within that business shall be adjusted (the “Business Performance Factor”).
If an eligible employee has transferred employment from one Company business to another during a Plan Year (while remaining in active service), his or her Business Performance Factor will be adjusted based on rules determined by the CEO or CPO (or a delegee thereof) in his or her sole discretion.
Individual Performance Factor
Finally, the CEO or CPO (or a delegee thereof) shall appoint an individual (or group of individuals) who will determine (subject to approval by the Compensation Committee) a further factor by which to adjust the employee’s Individual Target based on the employee’s individual and/or team performance, leadership, risk management, compliance, integrity and other factors (the “Individual Performance Factor”). These determinations may not permit the size of the business’s bonus pool (the sum of Individual Targets for its eligible employees, as adjusted for the Business Performance Factor) to increase.
Other Adjustments
The Compensation Committee retains complete discretion to further adjust the award amount for any individual for any reason. For example, the Compensation Committee may modify award levels to address internal and external factors related to individual, business unit and Company performance and current and future projected business conditions, including factors such as internal parity, industry trends and market competitiveness, retention, dispute resolution and discipline.
IV.    Payment of Awards
Awards under the Plan will be reviewed and approved by the Compensation Committee. All individual awards are subject to review by successively higher levels of senior management, and review and approval by the Compensation Committee.

All approved awards will be paid as soon as practicable after such review, but in any event not later than March 15 of the year following the Plan Year (or such other date for participating countries outside of the United States as the Company may determine). Subject to Sections VIII and X, under no circumstances will an individual’s award under the Plan be considered final unless and until after it is calculated, determined, and paid to the individual, and all other conditions are satisfied will be issued via Company payroll (in the employee’s local currency) and are subject to all applicable payroll deductions and tax withholdings.
V.    Administration and Interpretation
The Plan shall be administered by the Compensation Committee, who shall have the full power to construe and interpret the Plan in its sole discretion, including exercising any and all authority and responsibility given to the Company in this document or in the Deferral Plan.
Without limiting the foregoing, the Compensation Committee shall have the power to:
(1) determine who is eligible to participate in the Plan;
(2) determine whether to waive the Active Employment Requirement for any individual;
(3) determine Individual Targets;
(4) establish the performance goals for each business (including Corporate) and its Business Performance Target;
(5) determine the Business Performance Factor for each business;
(6) adjust each business’s Business Performance Target and/or Business Performance Factor to reflect extraordinary or unusual events;
(7) otherwise determine the amount of awards consistent with the terms of the Plan; and
(8) establish or amend any rules or administrative procedures necessary or appropriate for Plan administration.
The Compensation Committee may delegate its authority and responsibility under the Plan, except with respect to the determination of (i) awards (including the underlying component calculation thereof, the waiver of the Active Employment Requirement, and the exception to any proration requirement) for individuals as described in the charter of the Compensation Committee and/or (ii) the Business Performance Factor. Accordingly, the CEO or the CPO, or the delegatee of either, may exercise the Compensation Committee’s authority and responsibility under the Plan with respect to the determination of awards for other individuals (excluding the determination of the Business Performance Factor).
Nothing contained in the Plan shall be interpreted or construed as a promise of employment by the Company for the Plan Year, or any other time period, or a guarantee of payment of an award.
VI.    Severability
This Plan (including any rules or administrative procedures established hereunder) represents the full and complete understanding between the Company and eligible employees with regard to terms of the Plan and any awards hereunder. The terms of the Plan (including any rules or administrative procedures) shall control in the event of inconsistencies with any other Company documents or any statements made by Company employees concerning the Plan.
If a final determination is made by a court of competent jurisdiction (or duly assigned arbitrator) that any provision contained in the Plan is unlawful, the Plan shall be considered amended in that instance to apply to such extent as the court/arbitrator may determine to be enforceable, but only to the extent consistent with the original intent of the drafter. Alternatively, if such a court/arbitrator finds that any provision contained in this Plan is unlawful -- and that provision cannot be amended, consistent with the original intent of the drafter, so as to make it lawful -- such finding shall not affect the effectiveness of any other provision of this Plan.
VII.    Non-Assignability and Accounting
The right to any awards or any other rights under the Plan, are not assignable in any manner whatsoever (except to the extent of beneficiary designations made pursuant to established administrative procedures). No employee may create a lien or any other encumbrance on any present or future interest he or she may have under the Plan.
VIII.    Additional Limitations (Clawbacks)
The Plan will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of GE Vernova may be traded, and any Company policy adopted with respect to compensation recoupment, to the extent the application of such rules, regulations and/or policies is permissible under applicable local law. This Section VIII will not be the Company’s exclusive remedy with respect to such matters.
IX.    Deferrals
Eligible employees who are employed within the United States may elect to defer awards that may be granted under this Plan to the extent permitted under the Deferral Plan, in accordance with the terms of the Deferral Plan, as determined by the Compensation Committee.

X. Amendment & Termination
This Plan is offered at the sole discretion of GE Vernova, which reserves the right to modify, adjust, change, or terminate this Plan at any time and for any reason. Any amounts that have been paid under this Plan are subject to modification, adjustment, change or termination only as described in Section VIII or XII (Overpayment) of this Plan. Any amounts that have been deferred pursuant to the Deferral Plan will be governed by the terms of the Deferral Plan and are subject to modification, adjustment, change or termination only as described in the Deferral Plan or as agreed upon by the employee (or beneficiary) and, in each case, only as permitted by the Deferral Plan.
XI.    Dispute Resolution
Questions or concerns related to this Plan or any Plan awards should be addressed to the employee’s Human Resources Manager or business Compensation Manager. Any formal employee-initiated dispute relative to the Plan or awards will be addressed pursuant to the Company’s then current applicable internal grievance or alternative dispute resolution program, including any final and binding arbitration procedure, consistent with applicable laws and regulations.
XII.    Additional Terms
Plan Effective Date and Plan Year:
The General Electric Company Annual Executive Incentive Plan originally became effective as of January 1, 2018, and this Plan became effective as of the Vernova Spin-Off for eligible employees of the Company for annual incentive awards. This Plan restatement is effective October 1, 2025.
Affiliate:
“Affiliate” shall mean any company or business entity connected by a direct or indirect 50% or more interest, whether or not a participating employer in the Plan.
Company:
The “Company” shall mean GE Vernova and its Affiliates that participate in the Plan.
Compensation Committee:
The “Compensation Committee” shall mean the compensation committee of the Board of Directors of GE Vernova.

Deferral Plan:
The “Deferral Plan” shall mean the GE Vernova Annual Executive Incentive Plan for Deferred Compensation Accounts (including its Appendix).
Applicable Law:
The place of administration of the Plan shall be deemed within the State of New York. The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law provisions therein, to the extent permissible under applicable local law.
Awards that are not deferred are intended to be exempt from Section 409A of the Internal Revenue Code, and awards that are deferred pursuant to the Deferral Plan are intended to be fully compliant with Section 409A. In each case, this Plan and the Deferral Plan shall be administered and interpreted in a manner consistent with such intent, including in a manner that avoids the imposition of penalties under Section 409A.
GE Vernova:
“GE Vernova” shall mean GE Vernova Inc.
Overpayment:
To the extent permitted under applicable law, in the event that a Plan participant receives an overpayment or otherwise owes the Company money which has not been repaid during the course of or at the conclusion of employment with the Company, the Company reserves the right to adjust any award under the Plan by the amount of the overpayment or to otherwise recover the overpayment by any lawful means. If such deductions are insufficient, the employee will be required to reimburse the Company for the balance, unless expressly waived by the Company.